Execution Version

STANDBY EQUITY DISTRIBUTION AGREEMENT

THIS AGREEMENT dated as of the 8th day of February 2018 (this “Agreement”)

between

YA II PN, Ltd., an exempted company incorporated in the Cayman Islands with Limited Liability, with a registered office at do Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands (the “Investor”),

and

WISeKey International Holding AG, a stock corporation organized and existing under the laws of Switzerland, General-Guisan-Strasse 6, 6300 Zug, Switzerland, with its registered seat in Zug, Switzerland, registered with the commercial register of the canton of Zug under CHE-143.782.707 (the “Company”).

WHEREAS, as of the date hereof the Company has a share capital (Aktienkapital) of CHF 1,635,777.88, divided into 40,021,988 registered voting shares (Stimmrechtsaktien) with a nominal value of CHF 0.01 each and 24,711,160 registered common shares (Stammaktien) with a nominal value of CHF 0.05 each (the 24,711,160 common shares collectively the “Existing Shares”, each an “Existing Share”), whereby 120,242 common shares, issued out of the Company’s conditional share capital, have not been registered yet with the commercial register;

WHEREAS, as of the date hereof the Company has authorized share capital of CHF 590,171.40 available for the purpose of financing the Company (genehmigtes Kapital zu Finanzierungszwecken) pursuant to which up to 11,803,428 new registered common shares with a nominal value of CHF 0.05 each may be issued (the “New Shares”, and together with the Existing Shares the “Shares”);

WHEREAS, as of the date hereof the Company does not hold any Existing Shares in treasury (together with any other Shares held in treasury from time to time the “Treasury Shares”);

WHEREAS, the Existing Shares are listed in accordance with the International Reporting Standard of the SIX Swiss Stock Exchange Ltd with the Swiss securities number 31,402,927, the International Securities Identification Number (ISIN) CH0314029270 and under the ticker symbol “WIHN”;

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall have the obligation to subscribe or purchase, pay for and accept delivery of Shares and the Company shall have the right to issue and sell, respectively, and deliver and transfer to the Investor Shares, from time to time as provided herein, for a total aggregate amount of up to CHF 50,000,000.

WHEREAS the Investor shall receive a fee in return for the arrangement, the earmarking of funds to be paid as part of this transaction and the commitment to purchase Shares or subscribe New Shares over a period of 36 months from the Effective Date.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

As used in this Agreement, each of the following terms has the meaning assigned to it:

“Acceptance Date” has the meaning set forth in Section 3.01(a).

“Accredited Investor” has the meaning set forth in Section 4.06(a).

“Advance” means the process commenced by an Advance Notice by which the Investor subscribes or purchases Securities against payment of the Advance Amount as set forth in Articles II and III.

“Advance Amount” means the portion of the Commitment Amount requested by the Company in the Advance Notice, subject to the reduction mechanism set forth in the definition of “Market Price”.

“Advance Date” means the first (1st) Trading Day after expiration of the applicable Pricing Period.

“Advance Notice” means a written notice to the Investor, in the form of Exhibit 2.02 (a) attached to this Agreement, executed by the Company and setting forth the Advance Amount that the Company requests from the Investor and an officer’s certificate.

“Advance Notice Date” means each date the Company delivers (in accordance with Section 2.02 of this Agreement) to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement.

“Affiliate” means, with respect to any Person, (i) any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person; (ii) any officer, director, Partner, member, manager or trustee of such Person; or (iii) any Person who is an officer, director, Partner, member, manager or trustee of any Person described in clauses (i) or (ii) of this definition.

“Anti-Corruption Laws” means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of Switzerland, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, and any other laws of another jurisdiction which may apply.

“Anti-Money Laundering Laws” means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of Switzerland, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to money laundering, terrorist financing, financial record keeping and reporting requirements.

“Capital Contribution Account” means the bank account to which the Subscription Price is to be paid by the Investor if the Company elects to deliver Securities by way of issuance of New Shares and which is defined in Section 13(a).

“Closing” means one of the closings of a subscription or purchase of Shares pursuant to Section 3.01.

“Commitment Amount” means the amount of CHF 50,000,000 which the Investor has agreed to pay to the Company either as issuance amount for new freely tradable Shares issued pursuant to the terms and conditions of this Agreement or as purchase price for Treasury Shares purchased pursuant to the terms and conditions of this Agreement.

“Commitment Fee” has the meaning set forth in Section 14.01.

“Commitment Period” means the period commencing on the Effective Date, and expiring upon the termination of this Agreement in accordance with Section 11.02.

“Confirmation Notice” means the notice to be issued by the Investor in accordance with Section 2.02.

“Control”, “Controlling” and “Controlled” shall mean the possession, directly or indirectly through one or more intermediaries, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, by contract or otherwise, or (b) elect at least fifty percent (50%) of the directors or managers or Persons exercising similar authority with respect to such Person.

“Daily Value Traded” in respect of a particular day means the product (expressed in money) obtained by multiplying the daily trading volume of the Shares for that day on the Principal Market by the VWAP for such day.

“Effective Date” means the date on which this Agreement has been signed by all parties.

“Excluded Day” shall have the meaning set forth in Section 2.03(b).

“Existing Shares” has the meaning set forth in the first Recital.

“Investor Indemnitees” has the meaning set forth in Section 6.

“Indemnified Liabilities” has the meaning set forth in Section 6.

“Investor Share Account” means the Investor’s share account as defined in Section 13(b).

“Market Price” means the lowest daily VWAP of the Shares during the Pricing Period other than any Excluded Day.

“Material Adverse Effect” means (i) any effect, any development, condition, circumstance, or situation that may result in, or reasonably be expected to result in, a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, or (ii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement as stipulated in Section 3.01(b), (c) and (d), Section 7.01 and 7.03.

“Maximum Advance Amount” means the maximum Advance Amount which can be requested by the Company within each Advance. The Maximum Advance Amount is the lower of (a) CHF 5,000,000 and (b) the average of the Daily Value Traded during the five (5) consecutive Trading Days immediately prior to (but not including, unless the Advance Notice is delivered after the close of the Trading Day) the Advance Notice Date. The Parties may waive the Maximum Advance Amount for each individual Advance Notice and agree on a higher Advance Amount.

“Minimum Acceptable Price” or “MAP” is a minimum price per Share which the Company may (but does not have to) set in the Advance Notice, provided that the Company states such MAP in the Advance Notice. The MAP cannot be set at an amount that would result in a Subscription Price and/or Purchase Price lower than the Nominal Amount.

“New Shares” has the meaning set forth in the second Recital.

“Nominal Value” shall mean the nominal value of the Shares of presently CHF 0.05 per Share, as adjusted from time to time.

“Ownership Limitation” shall have the meaning set forth in Section 2.03.

“Partner” means any Person that is a general partner or a limited partner of a Person.

“Party” or collectively “Parties”, shall mean the Investor and the Company.

“Person” means any individual, firm, agency, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority, self-regulatory organization, non-governmental regulatory authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pricing Period” means the period of five (5) consecutive Trading Days commencing on the Trading Day immediately following the Advance Notice Date.

“Principal Market” means (i) the International Reporting Standard of the SIX Swiss Exchange Ltd or (ii) any other stock exchange on which the Securities are primarily listed or registered, as applicable, provided however that all the transactions under this Agremenet may still be legally performed without there being any restrictions beyond those existing in Switzerland.

“Purchase Price” shall have the same meaning as the Subscription Price, except that it designates the purchase price per Treasury Share if and to the extent that the Advance Amount is paid against delivery of Treasury Shares.

“Sanctions Laws” means all economic, financial or other sanctions laws or embargos administered or enforced by a competent governmental authority, in each case to the extent applicable to the Company and the Investor, respectively, including without limitation: (i) the United Nations Security Council; (ii) the European Union; (iii) the governmental institutions and agencies of the United States, including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), and including Public Law No. 115-44, the Countering America’s Adversaries Through Sanctions Act (“CAATSA”); and (iv) the governmental institutions and agencies of the United Kingdom, including Her Majesty’s Treasury (“HMT”).

“Securities” mean the Shares to be issued or sold by the Company according to Section 3.01.

“Securities Act” has the meaning set forth in Section 4.06 (a).

“Settlement Document” has the meaning set forth in Section 3.01 (a).

“Share” or “Shares” has the meaning set forth in the first second Recital.

“SIX” means SIX Swiss Exchange Ltd. If, at any time in the future, the Securities are primarily listed on a stock exchange other than SIX, any provision making reference to SIX shall be read as making reference to such other stock exchange, provided however that all the transactions under this Agremenet may still be legally performed without there being any restrictions beyond those existing in Switzerland.

“Specified Bank Account” means the means the bank account to which the Purchase Price is to be paid by the Investor if the Investor opts to deliver Securities by way of a sale of Treasury Shares and which is defined in Section 13 (a).

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person which is under the Control by such Person or where 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Subscription Certificate” has the meaning set forth in Section 3.01 (b).

“Subscription Price” means the price per New Share for the subscription of New Shares if and to the extent the Advance Amount is paid against the issuance of New Shares and shall be 93% of the Market Price rounded up to the next CHF 0.0011.

“Total Purchase Price” means the aggregate Purchase Price to be paid by the Investor in relation to each Advance.

__________________________

1 E.g. if the calculated subscription price were calculated as CHF 6.5853, the Subscription Price to be paid by the Investor for each subscribed Share amounts to CHF 6.586.

“Total Subscription Price” means the aggregate Subscription Price to be paid by the Investor in relation to each Advance.

“Trading Day” means any day during which the Principal Market is open for business.

“Treasury Shares” has the meaning set forth in the third Recital

“VWAP” means, as of any date, the daily CHF volume-weighted average price per Share as reported by Bloomberg displayed under the ticker symbol “WIHN.SW”, through its “Historical Price Table Screen (HP)” with “Market: Weighted Ave” function selected, provided that a comparable publication may be agreed between the Parties in the event that Bloomberg ceases publication of such price during the term of this Agreement.

Article II. Advances

Section 2.01        Advances. Subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VIII hereof), the Company, at its sole and exclusive option, shall have the right, but no obligation, to sell (by way of issue of New Shares or delivery of Treasury Shares) Securities to the Investor, and at the option of the Company the Investor shall subscribe or purchase and pay for such Securities, which right may be exercised by way of delivery of a respective Advance Notice from the Company to the Investor. The number of Securities that the Investor shall subscribe or purchase pursuant to each Advance Notice shall be determined by dividing the Advance Amount by the Subscription Price or Purchase Price, rounded down to a whole number. The sum of the Advance Amounts shall not exceed the Commitment Amount.

Section 2.02        Advance Notice. At any time during the Commitment Period, the Company may require the Investor to subscribe for or purchase Securities by delivering an Advance Notice to the Investor, subject to the conditions set forth in Article VIII; provided, however, that the Advance Amount stated in each Advance Notice must not exceed the applicable Maximum Advance Amount, and the sum of the Advance Amounts must not exceed the Commitment Amount. Advance Notices shall be made substantially in the form attached as Exhibit 2.02 (a) and shall, unless such Securities have already been listed, be accompanied by a copy of the pending listing application to SIX relating to such Securities. Advance Notices shall be delivered to the email address set forth on the form of Advance Notice attached as Exhibit 2.02 (a) and an Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received prior to 10:00 p.m. local time in Zug, Switzerland or (ii) the immediately succeeding day if it is received at or after 10:00 p.m. local time in Zug, Switzerland. The Investor shall confirm the receipt of any Advance Notice by issuing a confirmation to the Company without undue delay (the “Confirmation Notice”) via an email to the Company’s email address listed in Section 12 (which will be deemed issued when the email is sent provided that the Investor does not receive evidence that the email was not successfully transmitted).

Section 2.03        Limitation of Advance.

(a)	In no event shall the number of Shares deliverable to the Investor pursuant to an Advance cause the aggregate number of the Shares actually held by the Investor meet or exceed 4.99% of the total number of shares of the Company registered in the commercial register (the “Ownership Limitation”). To the extent that an Advance would cause a violation of the Ownership Limitation, the amount of the Advance will automatically be reduced to the maximum amount available without exceeding the Ownership Limitation, provided that where the Investor wishes to apply such Ownership Limitation, the Investor shall at the latest when providing the Settlement Document in accordance with Section 3.01(a) notify its intent to do so to the Company together with evidence of its shareholding. The Investor shall be required, at the request of the Company at any time during the five (5) consecutive Trading Days immediately prior to the Advance Notice Date, to provide the Company with evidence of its shareholdings.

(b)	With respect to each Advance Notice, each Trading Day during a Pricing Period for which (A) no VWAP is reported for the Shares, or (B) the VWAP for the Shares is less than (i) the Minimum Acceptable Price (if any) in effect with respect to such Advance Notice, or (ii) a price that after applying the pertinent discounts implied in the definition of Subscription Price or Purchase Price leads to less than the Nominal Value (each such day, an “Excluded Day”), shall result in each Excluded Day being excluded from the Pricing Period for purposes of determining the Market Price, and in an automatic reduction to the amount of the Advance set forth in such Advance Notice by 20%. Provided however, in an effort to achieve the full amount of the Advance requested by the Company the Investor may elect to include any amount of the Advance that would otherwise be reduced by operation of this provision. For the avoidance of doubt, if the Investor elects to include any amount of the Advance that would otherwise be reduced, such election shall not affect the exclusion of any Excluded Days from the Pricing Period for the purposes of determining the Market Price.

Section 2.04        Delivery of Loan Shares. With respect to any Advance Notice requesting an Advance of greater than CHF 1,000,000, on or before each Advance Notice Date, the Company (or any third party acting as a share provider on behalf of the Company) shall either (i) deliver to the Investor into the Investor Share Account, as an interest free loan of Securities, at least such number of Securities calculated by dividing the Advance Amount by the lowest VWAP during the five (5) Trading Days immediately preceding the Advance Notice Date, rounded down to the next whole number (the “Required Loan Shares” and such number of Securities delivered to the Investor Share Account from time to time shall be referred to as the “Loan Shares”), or (ii) alternatively, the Company (or any third party acting as a share provider on behalf of the Company), with the consent of the Investor, may satisfy its obligation to deliver the Required Loan Shares by arranging or facilitating a permanent share loan of a number of Securities to be determined by the Parties from time to time and set out in a separate share loan agreement.

In respect of any Advance with Loan Shares delivered in accordance with part (i) above, upon delivery of the Securities under Section 3.01(b)(v) and/or Section 3.01(d)(ii), the Investor shall return to the Company the applicable Loan Shares, whereby either Party may give notice by e-mail to the other Party that the amounts shall be set off against each other, in which case only the net amount needs to be delivered (for the avoidance of doubt, even in case of such set-off, the Investor is required to subscribe for the New Shares and execute the respective Subscription Certificate). To the extent Closing does not occur within ten Trading Days of the Advance Date, the Investor may, at its option, elect to substitute delivery of the corresponding number of Securities by payment of an amount computed by multiplying the corresponding number of Securities by the price received by the Investor for the Securities in the Principal Market after selling them in the Principal Market. The Investor shall submit trading records to the Company that confirm the price received. In respect of any Advance with Loan Shares delivered in accordance with part (ii) above, such Loan Shares would not have to be returned upon delivery of Securities under Section 3.01 (b) (v) or, respectively, Section 3.01 (d)(ii), but would instead remain in place for a fixed term to be agreed by the Parties.

For the avoidance of doubt, the parties agree that no Loan Shares shall be required for Advances of less than CHF 1,000,000, provided that after the an Advance, at least seven (7) Trading Days shall have elapsed from the delivery and receipt into the Investor Share Account of the applicable Securities of any prior Advance, before a new Advance Notice may be delivered.

Article III. Advance Closings

Section 3.01        Closings. Each Closing shall take place as soon as practicable after each Advance Date in accordance with the procedures set forth below. In connection with each Closing the Company and the Investor shall fulfill their respective obligations as set forth below:

(a)	No later than 11:00 a.m. (Zug time) on the Advance Date, the Investor shall forward via fax or e-mail a calculation sheet substantially in the form attached hereto as Exhibit 3.01 (a) (i) (the “Settlement Document”) which calculates the Subscription Price and the Purchase Price, respectively, as well as the number of Securities and is accompanied by screenshots of the relevant Bloomberg screens. The Company shall review such calculation promptly and shall notify the Investor no later than 5:00 p.m. (Zug time) on the Advance Date of any objections it may have in substantiated manner. Both Parties agree to settle any such objections in good faith and promptly. The date on which a Settlement Document is mutually agreed by both Parties shall be referred to herein as an “Acceptance Date”. On the Acceptance Date and based on the Settlement Document, the Investor shall take preparatory measures which allow for a prompt wiring of the requisite amount following receipt of the payment instruction by an Investor’s bank on the next Trading Day.

(b)	If and to the extent that the Company has opted to deliver Securities under an Advance by way of issuance of New Shares the following shall apply:

(i.)	No later than midnight (24:00 Zug time) on the Acceptance Date the Company, upon the board’s resolution to increase the share capital (Durchfahrungsbeschluss), shall provide the Investor with a completed form of the Subscription Certificate to be signed by the Investor substantially in the form of Exhibit 3.01 (b) (i) (the “Subscription Certificate”) and a draft of the resolution of the board regarding the implementation of the capital increase (Feststellungsbeschluss).

(ii.)	No later than the first (1st) Trading Day following the Acceptance Date, the Investor shall have mailed to the Company via overnight courier service (or if such overnight courier service is not available, by the next fastest available courier service) one completed and duly executed original of the Subscription Certificate for the Securities in accordance with article 630 of the Swiss Code of Obligations. The Investor shall, in addition to the delivery by courier, send the Company a copy of the executed Subscription Certificate to the facsimile or to the e-mail address designated by the Company.

(iii.)	No later than the first (1st) Trading Day following the Acceptance Date, the Investor shall have instructed its bank for payment of the Total Subscription Price to be credited to the Capital Contribution Account not later than the second (2nd) Trading Day following the Acceptance Date.

(iv.)	Promptly after receipt of the Subscription Certificate and the confirmation from the bank that the Total Subscription Price has been paid to the Capital Contribution Account, the board of the Company shall resolve at a notary public to implement the capital increase (Feststellungsbeschluss) and shall promptly apply for registration of the capital increase with the commercial register A copy of such resolution and evidence of filing for registration with the commercial register shall be promptly faxed to the Investor.

(v.)	On the day of registration of the capital increase in the commercial register the Company shall have recorded the newly issued shares in the uncertificated securities book (Wertrechtebuch), shall have caused the Investor to be registered as shareholder in the shareholders’ register with respect to the newly issued Securities (subject to the relevant procedures of the third party share register provider) and shall have caused the Securities to be transferred to the Investor Share Account as soon as possible. The Company undertakes to cause the registration of the Securities in the main register of the SIX SIS (Hauptregister). The Company shall have made sure that the listing of the Shares issued to the Investor has occurred promptly after the registration of the capital increase in the commercial register.

(c)	If the Company fails to promptly resolve on the capital increase or to file for the capital increase, all according to Section 3.01(b)(iv), and provided that the resulting delay is not caused by the Investor, the election of the Company in the Advance Notice to issue partly or entirely New Shares shall be deemed to have not been made and the number of New Shares that should have been issued shall be added to the Treasury Shares to be delivered pursuant to the Advance Notice, whereby the Investor shall only be obligated to make payment for the reallocated number of Shares promptly after repayment of the amount paid to the Capital Contribution Account for the issuance of New Shares. If the capital increase can not be registered with the commercial register due to a blockage of the commercial register caused by a third party the Company and the Investor shall undertake commercially reasonable efforts in order to effect the cancellation of the subscription and the release and return of the paid Total Subscription Price from the Capital Contribution Account to the Investor.

(d)	If and to the extent that the Company has opted to deliver Securities under an Advance by way of a sale of Treasury Shares, the following shall apply:

(i.)	No later than the first (1st) Trading Day following the Acceptance Date, the Company shall transfer the purchased Shares in the form of intermediated securities (Bucheffekten) to the Investor Share Account. Upon receipt of a respective request for registration via the SIX SIS system, the Company’s third party provider maintaining the Companys’ share register will record the Investor as shareholder in the shareholders’ register in accordance with its applicable procedures.

(ii.)	The transfer of the purchased Shares shall be made against payment of the Total Purchase Price to be credited to the Specified Bank Account. The Parties shall instruct their respective bankers to cooperate with each other such that delivery of shares is against payment.

Section 3.02        Free Tradability. The Company acknowledges that the Investor is not restricted in its right to sell, assign or transfer for any reason (also for free), subject to and in compliance with applicable securities, stock exchange and criminal laws, rules and regulations, including, for the avoidance of doubt, without limitation, the provisions of the Swiss Code of Obligations, any applicable insider and market manipulation laws and regulations, whether of criminal or administrative nature, a portion or all of the Securities subscribed for pursuant to this Agreement, without any limit of time. However, during the respective Pricing Period following receipt of an Advance Notice from the Company, the Investor, its Partners, Subsidiaries and Affiliates are not allowed to sell Shares with gross proceeds in the aggregate exceeding the Advance Amount indicated in such Advance Notice. In addition, the Investor, its Partners, Subsidiaries and Affiliates will not hold a naked short position on the Company’s Shares at any time during the Commitment Period. For the avoidance of doubt, the sale of Shares in accordance with the second sentence of this Section 3.02, including those Shares received under Section 2.04, shall not be regarded as a naked short position within the meaning of the preceding sentence. Regarding the Shares and the trading in Shares or derivatives linked to the Shares, the Investor will also comply with all applicable legal provisions and applicable standards that prohibit, or limit insider dealing, price manipulation and market abuse or other market behavior, including without limitation Articles 142, 143, 154 and 155 of the Swiss Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (hereinafter referred to as the “Securities Laws”).

Section 3.03        Function of the Investor. When selling or otherwise disposing of the Securities, the Investor is not acting on behalf or for the account of the Company (nicht im Auftrag oder für Rechnung der Gesellschaft) but on its own behalf and for its own account.

Article IV. Representations and Warranties of the Investor

The Investor hereby represents and warrants to, and covenants with, the Company by way of an independent guarantee (selbststandiges verschuldensunabhängiges Garantieversprechen) pursuant to Article 111 of the Swiss Code of Obligations that the following statements are true and correct as of the date hereof and as of each Advance Notice Date and the Date of signing of a Subscription Certificate:

Section 4.01        Organization and Authorization. The Investor is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority to subscribe and hold the Securities issuable hereunder. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 4.02        No Bankruptcy or Insolvency. No bankruptcy or insolvency proceedings concerning the Investor have been applied for and no circumstances exist which would require an application to be made for the commencement of bankruptcy or insolvency proceedings.

Section 4.03        Financial Means. The Investor has sufficient financial means or is able to collect sufficient financial means to perform its obligations under this Agreement. If, at any time before the termination of this Agreement, the Investor has any reason to believe that the Investor may not be able to perform its obligations under this Agreement, the Investor will without undue delay notify the Company hereof. Upon receipt of such Notice, the Company shall be entitled to terminate this Agreement and the Investor shall be obliged to repay to the Company the Commitment Fee on a pro rata basis for any amounts of the Commitment Amount that the Company has not received as Advances from the Investor.

Section 4.04        Not an Affiliate. The Investor is not an officer, director or an Affiliate of the Company.

Section 4.05        Information. The Investor has not received an offering prospectus or other offering document and has not relied on any information relating to the Company in connection with the subscription of the Securities other than information which is publicly available and which the Investor has deemed adequate for purposes of its subscription of the Securities and other than the information described in Section 5.06 below. In making its investment decision, (i) the Investor has relied on its own examination of the Company and the terms of the Securities, including the merits and risks involved, (ii) the Investor has made its own assessment of the Company, the Securities and the terms of the subscription of the Securities based on the information stated in Section 5.06 below and (iii) the Investor has received all information that it believes is necessary or appropriate in order to make its investment decision in respect of the Company and the Securities.

Section 4.06        Securities Laws. The Investor represents and warrants:

(a)	that it is an accredited investor as defined in the US Securities Act of 1933, as amended (the “Securities Act”), and if it is subscribing for the Securities it subscribes for its own account and not on behalf of any other purchaser;

(b)	that it understands that any Securities offered to or subscribed by it in the United States are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and agrees that, so long as the Securities are restricted securities, the Investor will segregate such Securities from any other shares that the Investor holds that are not restricted securities;

(c)	that it is aware of the restrictions concerning the sale of the Securities in the United States, and in particular, that it understands that such Securities are being subscribed by it pursuant to an exemption from the Securities Act, and that the Securities have not been and will not be registered under the Securities Act or any United States state securities law. The Investor agrees that the Securities may not be reoffered, sold, resold, pledged or otherwise transferred except (i) in an offshore transaction complying with Rule 903 or 904 of Regulation S under the Securities Act, (ii) in the United States pursuant to Rule 144 under the Securities Act (if available) or (iii) in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act (if available), and that, in each case (ii) and (iii), such offer, sale, pledge or transfer must be made in accordance with all applicable securities laws of each state of the United States;

(d)	that, when selling or placing the Securities, it will comply with all applicable selling restrictions under Swiss law and the laws of the countries where it intends to sell or to place the Securities;

(e)	that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities, is able to bear the economic risk of an investment in the Securities and acknowledges that it could lose its entire investment. The Investor is subscribing for the Securities not with a view to any distribution or sale of the Securities, directly or indirectly, in the United States or otherwise in violation of the securities laws of the United States or any other country. In the event that the Investor is subscribing the Securities for one or more accounts of third parties as to each of which it exercises sole investment discretion for investment purposes, the Investor represents and warrants that the terms on which the Investor is engaged enable it to make investment decisions in relation to the Securities on behalf of those third parties without reference to those third parties.

Section 4.07        Money Laundering Act. The Investor represents, warrants and undertakes that it is not engaged in money laundering and, if the Investor is making a payment on behalf of a third party, that the Investor has complied with any obligations set out in the Swiss Money Laundering Act (Geldwäschegesetz) to obtain and record satisfactory evidence to verify the identity of such third party.

The scope and content of each representation and warranty of the Investor contained in this Article IV as well as the Investor’s liability arising hereunder shall be exclusively governed by the provisions of this Agreement.

Article V. Representations and Warranties of the Company

The Company hereby represents and warrants to, and covenants with, the Investor by way of an independent guarantee (selbstständiges verschuldensunabhängiges Garantieversprechen) pursuant to Article 111 of the Swiss Code of Obligations that the following statements are true and correct as of the date hereof and, unless otherwise indicated below, as of each Advance Notice Date:

Section 5.01        Organization and Qualification. The Company is a stock corporation duly incorporated and validly existing under the laws of Switzerland and has all requisite corporate power to own its properties and to carry on its business as defined in Article 2 of the Articles of the Company (Statztten).

Section 5.02        Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been or will be duly authorized by the Company’s board and, except as expressly contemplated by this Agreement, no further consent or authorization is required by the Company, its board or its shareholders, (iii) this Agreement has been duly executed and delivered by the Company, (iv) this Agreement and assuming the execution and delivery thereof and acceptance by the Investor will constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by mandatory law, general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 5.03        No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of any provisions of the articles of association of the Company or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including rules and regulations of the SIX) applicable to the Company or by which any material property or asset of the Company is bound or affected. The Company is not aware of any fact or circumstance which might contradict to or conflict with any of the foregoing.

Section 5.04        SIX Reporting Requirements; Duty of Ad Hoc Disclosure. The Company has fully complied with all reporting requirements and other obligations in accordance with Swiss securities laws and regulations of SIX, in particular with Articles 49 through 56 of the SIX Listing Regulations. The Company’s consolidated financial statements as of and for the period ending December 31, 2016 and, respectively June 30, 2017 present fairly, in all material respects, the consolidated financial position of the Company as at 31 December 2016 and 2015 or, respectively, June 30, 2017, and its consolidated results of operations and its consolidated cash flows for the years or, respectively, half years then ended in accordance with the accounting principles geneally accepted in the United States of America (U.S. GAAP). From June 30, 2017 until the date hereof, the business of the Company has been conducted in the ordinary course of business in a manner consistent with past practice, unless otherwise disclosed by the Company in public announcements made in accordance with the pertinent stock exchange rules.

Section 5.06        No Misleading Information. The Investor has solely relied on publicly available information disclosed by the Company. Taking the respective dates of, and the periods referred to in, such information into account, including the timing of the regular reporting duties, such information does, at such dates and for such periods, not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein (except to the extent deferral of disclosure is permissible under applicable law, including SIX regulations) and are, in the light of the circumstances under which they are made, not misleading.

Section 5.07        No Approvals. Other than the registration of the respective capital increase relating to the issuance of New Shares, if any, with the commercial register (including, for the avoidance of doubt, its consummation (Durchführung der Kapitalerhöhung)) and/or unless already listed, the listing (Kotierung) of the Securities at the SIX and the renewal of the authorized capital at the AGM in the year 2018, the Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, provincial, local or other governmental or regulatory authority in connection with the execution, delivery and performance by the Company of this Agreement and the delivery of the Securities to the Investor.

Section 5.08        Litigation; Proceedings. There is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company before any court, governmental or administrative agency or regulatory authority (federal, state, provincial, county, local or foreign) including but not limited to actions to challenge or void the resolutions taken at the 2017 annual shareholders’ meeting (Anfechtungs- oder Nichtigkeitsklage) which (i) relates to or challenges the legality, validity or enforceability of this Agreement or (ii) could, individually or together with other such actions, suits, notices of violation, proceedings or investigations, have a Material Adverse Effect. Furthermore, the officers and directors of the Company do not have actual knowledge of any fact or circumstance which is likely to lead to any such action, suit, notice of violation, proceeding or investigation.

Section 5.09        Listing. The Company is not aware of any reason why the Securities will not be listed alongside with the already listed Shares of the Company at SIX.

Section 5.10        No Contractual Commitments. The Company has not, directly or indirectly, made any agreement or commitment with or to any investors where as a result of the issuance or sale of Shares under this Agreement any person or entity would have i) preemptive rights or rights of first refusal with respect to the Shares to be delivered to the Investor or ii) other rights to purchase or receive Shares or other securities of the Company.

Section 5.11        No Violations of Sanctions. Neither the Company and its Affiliates nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of any of them is a person or entity that is, or is owned 50% or more or controlled by one or more persons or entities that are:

−	on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC SDN List”);

−	the subject of any economic sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor has a place of business in, or is operating, organized, resident or doing business in, a country or territory that is, or whose government is, the subject of OFAC’s sanctions programs (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (“Sanctions Programs”).

The Company and its Affiliates shall not, directly or indirectly, use the proceeds received under this Agreement, or lend, contribute, facilitate or otherwise make available such proceeds, directly or indirectly, to any Person: (a) to fund, directly or indirectly, any activities or business of or with any Person that is identified on the OFAC SDN List or that is an entity that is owned 50% or more by one or more persons that are on the OFAC SDN List, or in any country or territory, that, during the time of such funding activities, is, or whose government is, the subject of Sanctions or Sanctions Programs; or (b) in any other manner that will result in a violation of Sanctions. The Company is not in violation of any of the sanctions imposed pursuant to CAATSA.

The scope and content of each representation and warranty of the Company contained in this Article V as well as the Company’s liability arising hereunder shall be exclusively governed by the provisions of this Agreement.

Article VI.
Indemnification

Section 6.01        Indemnification by the Company. To the extent permissible under Swiss law, the Company agrees to defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively the “Investor Indemnitees”) from and against direct damages, and expenses in connection therewith, including reasonable attorneys’ fees (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any material misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any material breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby executed by the Company.

The Company further commits to indemnify the Investor against any losses, liabilities, damages, costs, charges or expenses which the Investor shall certify as sustained or incurred by it as a consequence of: any failure or alleged failure by the Company or its Affiliates or any of their directors, employees or agents to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws.

Section 6.02        Indemnification by the Investor. The Investor agrees to defend, protect, indemnify and hold harmless the Company, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively the “Company Indemnitees”) from and against direct damages, and expenses in connection therewith, including reasonable attorneys’ fees (the “Indemnified Liabilities”), incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any material misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any material breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby executed by the Investor.

Article VII.
Covenants of the Company

Section 7.01        Listing of the Securities. The Company shall procure that promptly after the registration of the capital increase (Eintragung der Kapitalerhöhung) in the commercial register following an Advance Notice the New Shares will be listed on the Principal Market and become freely tradable on the Principal Market from the date of listing. The Company will take all steps necessary to maintain the listing of its Shares and refrain from taking any actions that are likely to lead to a delisting.

Section 7.02        Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company during the entire Commitment Period, unless the Company merges with another corporate entity and the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock as the Investor is entitled to receive pursuant to this Agreement.

Section 7.03        Issuance of the Securities. The issuance of Securities (if any) following an Advance Notice shall be made in accordance with the provisions and requirements of applicable Swiss laws and regulations.

Section 7.04       No Concurrent Draw Downs Under Other Stand-By Equity Lines. Neither the Company not its Affiliates shall during the period of five Trading Days prior to the delivery of an Advance Notice until twelve Trading Days after the Closing of that Advance draw under or be in the process of settling a draw-down under any other stand-by-equity line or other similar facility or instrument pursuant to which Securities may be issued at a variable price.

Article VIII.
Conditions for Advance and Conditions to Closing

Section 8.01        Conditions Precedent to the Obligations of the Investor. The obligation of the Investor to subscribe for or purchase Securities after receipt of an Advance Notice and to pay the Subscription or Purchase Price multiplied by the number of such Securities in accordance with any given Advance Notice is, subject to the fulfillment of each of the following conditions:

(a)	No action to challenge or void (Anfechtungs- oder Nichtigkeitsklage) the resolutions resolved upon at the Company’s general meeting of 31 May 2017 is pending or has, to the knowledge of the Company, threatened to be made pending, and no action to challenge or void (Anfechtungs- oder Nichtigkeitsklage) the resolutions to be resolved upon at the Company’s general meeting, to be held once the authorized capital available for financing purposes exhausted and/or expired, to extend the term of and to possibly increase the amount of the authorized capital is pending or has, to the knowledge of the Company, threatened to be made pending.

(b)	The issuance of the Securities and their transfer via book-entry to the Investor Share Account following an Advance Notice is legally permitted by all laws and regulations to which the Company is subject.

(c)	The VWAP (as reported by Bloomberg) on the Trading Day prior to the receipt of the Advance Notice by the Investor results in an amount of no less than the Nominal Value after applying the pertinent discounts implied in the definition of Subscription or Purchase Price.

(d)	The Company issues an officer certificate substantially in the form as part of the Advance Notice.

(e)	The Subscription or Purchase Price does not amount to less than the Nominal Value.

(f)	The Treasury Shares, if any, are admitted to trading on the Principal Market and a listing application with regard to the New Shares (if any) has been filed with the SIX Swiss Exchange Ltd. in accordance with Sec. 7.01 and there is no obstacle that all of the Securities issuable pursuant to the Advance Notice will be listed without any restrictions on such Principal Market and the Company believes, in good faith, that trading of the Shares on the Principal Market will continue uninterrupted for the foreseeable future. The Company has not received any notice by the SIX threatening the continued trading of the Shares on the Principal Market.

(g)	The Advance Amount requested by the Company does not exceed the Maximum Advance Amount, and together with all prior Advance Amounts does not exceed the Commitment Amount.

(h)	There is a sufficient amount of authorized share capital available for the issuance of the New Shares expected to be issuable pursuant to the Advance Notice under authorized share capital of the Company.

(i)	All Closings related to prior Advances have been completed, and in respect to any Advance pursuant to which Required Loan Shares have not been delivered, at least seven Trading Days have elapsed since the Closing of the prior Advance and the receipt of all Securities pursuant to all prior Advances. If a prior Advance failed in accordance with the last sentence of Section 3.01(c), such Advance shall be deemed a prior Advance the Closing of which has not been completed in accordance with this Section 8 (i).

(j)	All Pricing Periods for previous Advance Notices have expired.

(k)	In no event shall the delivery of Securities by the Company to the Investor pursuant to an Advance cause the Investor to hold at such moment in time equal to or in excess of four and ninety-nine hundredth percent (4.99%) of the then outstanding common and voting shares of the Company.

(l)	No event has arisen that would, with or without the passage of time, entitle the Investor to terminate the Agreement in accordance with Section 11.02 of the Agreement.

(m)	All the Required Loan Shares (if applicable) to be delivered under Section 2.04 have been received by the Investor on or before the Advance Notice Date.

Article IX.
Non-Disclosure of Non-Public Information

Section 9.01        Non-Disclosure of Non-Public Information. The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public.

Article X.
Choice of Law / Jurisdiction

Section 10.01    Choice of Law. This Agreement is governed by and construed in accordance with the laws of Switzerland (excluding, for the avoidance of doubt, the United Nations Convention on the International Sale of Goods).

Section 10.02    Jurisdiction. The Parties agree and consent that any dispute arising out of or in connection with this Agreement is to be submitted to the exclusive jurisdiction of the Courts in the city of Zurich, Switzerland.

Article XI.
Assignment; Termination

Section 11.01    Assignment. The Investor may assign and transfer all or any of its rights and obligations under this Agreement to a financially sound third party except a competitor of the Company with the written consent of the Company. The Company shall be entitled to and the Investor shall upon the Company’s request make available to the Company verified financial information on the financial soundness of such third party proving beyond any reasonable doubt that the third party will be able to comply with its obligations under this Agreement during the remaining term of this Agreement and the Investor shall hold harmless the Company for any damage resulting to the Company due to non or wrong performance by the assignee. The Investor shall notify the Company of the completion of all assignments and transfers in accordance with the notification provisions in Article XII.

Section 11.02    Termination.

(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first (1st) day of the month immediately following the 36-month anniversary of the Effective Date, or (ii) the date on which the Company has received the aggregate Commitment Amount in connection with Closings under this Agreement.

(c)	This Agreement may be terminated at any time by the mutual consent of the Company and the Investor.

(d)	The Company may terminate this Agreement upon ten (10) days written notice to the Investor provided that (i) there are no Advances outstanding, and (ii) the Company has paid all amounts owed to the Investor.

(e)	This Agreement may only be terminated by the Investor for cause and with immediate effect by giving notice of such termination to the Company upon the occurrence of any of the following:

(i.)	the Company ceases its payments or announces its inability to meet its financial obligations generally;

(ii.)	a court opens insolvency proceedings against the Company on application of a creditor and such proceedings are not terminated within fifteen days after the court had opened such proceedings or the Company applies for or institutes such proceedings or offers or makes an arrangement for the benefit of its creditors generally, or measures have been decided upon or are taken with respect to the Company which cause or result in a suspension of payment or an arrangement for the benefit of creditors and such measures are not terminated within fifteen days after such measures have been decided upon or taken;

(iii.)	the Company enters into liquidation;

(iv.)	the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is not cured within thirty (30) calendar days following receipt by the Company of notice of such breach;

(v.)	a suspension from trading or failure of the Shares to be listed at the SIX for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days other than due to factors solely within the control or due to acts of the Investor;

(vi.)	the delisting of the Shares on the Principal Market or the announcement of the intent or the filing of an application to delist the Shares by the Company (except if the Company, at the time of the delisting, list or has already listed its Shares on another stock exchange, provided however that all the transactions under this Agremenet may still be legally performed at such other venue without there being any restrictions beyond those existing in Switzerland); and

(vii.)	if any statute, rule, law or regulation comes into effect that prohibits (y) the issuance of New Shares and the sale of Treasury Shares or (z) if the issuance of the Securities would violate any non-appealable final judgment, order, decree, ruling or injunction of any court or governmental authority having competent jurisdiction.

Nothing in this Section 11.02 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The provisions contained in Article VI, IX, X and Section 15.05 shall survive as set forth in Article VI, IX, X and Section 15.05.

Article XII. Notices

Section 12.01    Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail, provided a copy is mailed by certified mail, return receipt requested; and until proven the contrary. The addresses, facsimile numbers and e-mail addresses for such communications, including Advance Notices, shall be:

If the Company, to:	WISeKey International Holding AG
General-Guisan-Strasse 6
6300 Zug
Switzerland
Attention: Peter Ward
e-mail: pward@wisekey.com
Telephone: +41 22 594 30 00

With a copy (which shall	Homburger AG
not constitute notice) to:	Hardstrasse 201
8005 Zurich
Switzerland
Attention: David Oser
E-mail: david.oser@homburger.ch
Telephone: +41 43 222 15 70
Facsimile: +41 43 222 15 00

If to the Investor, to:	YA II PN, Ltd.
c/o Yorkville Advisors Global, LP
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: David Gonzalez
General Counsel
e-mail: Legal@yorkvilleadvisors.com
Telephone: +1 (201) 985-8300

With a copy to:	Baker & McKenzie Zurich
Holbeinstrasse 30
P.O. Box

8034 Zurich
Switzerland
Attention: Matthias Courvoisier
e-mail: matthias.courvoisier@bakermckenzie.com
Telephone: +41 44 384 14 14
Facsimile: 41 44 384 12 84

Each party shall provide three (3) days’ prior written notice to the other party of any change in address or facsimile number.

Article XIII. Accounts

Section 13.01    Accounts. The accounts referred to in this Agreement shall be the following:

(a)	The Capital Contribution Account (“Capital Contribution Account”) shall be a cash account notified in writing by the Company, if and when applicable, which shall be a blocked account with a Swiss bank for capital contribution purposes.

For each payment to that account the reason for payment shall be indicated as being the capital contribution for the capital increase of the Company.

The Specified Bank Account (“Specified Bank Account”) shall be the following cash account or any other cash account notified in writing by the Company, which shall not be a blocked account with a Swiss bank:

Bank:	UBS
Account No.:	243 − 184320.01J
IBAN:	CH23 0024 3243 1843 2001 J

whereby for each payment to that account the reason for payment shall be indicated as being the payment of the Purchase Price to the Company.

(b)	The Investor Share Account (“Investor Share Account”) shall be a share account with a Swiss bank that is connected to the SIS securities clearing system designated by the Investor in the Settlement Document. Such account does not have to be in the Investor’s name.

Article XIV. Fees and Expenses

Section 14.01    Commitment Fee. For the arrangement and the earmarking of funds to be paid as part of this transaction as well as the commitment to subscribe for New Shares (however, not as consideration for the subscription of New Shares itself) or to purchase Treasury Shares, as the case may be, during the Commitment Period, the Company shall pay to the Investor 1% of the Commitment Amount (excluding VAT) within three (3) Trading Days from the Closing of the first Advance, but not later than sixty days from the Effective Date, either in cash or in Shares, whereby the number of Shares to be delivered is computed by dividing the respective amount by the Subscription Price of the first Advance or, in case the payment is not triggered by the first advance by the lowest daily VWAP during the five Trading Days immediately predecing the 60th day after the Effective Date, in either case, rounding down to the next whole number (the “Commitment Fee”). If it is legally not achievable to issue or otherwise deliver the Shares to pay the Commitment Fee, the Investor shall be entitled to the payment of a corresponding cash amount.

Section 14.02    Expenses. Unless otherwise provided for in this Agreement, each Party shall bear its own costs and expenses, including costs of advisors, incurred in connection with the negotiation, conclusion and performance of this Agreement.

Article XV. Miscellaneous

Section 15.01    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

Section 15.02    Entire Agreement; Amendments; Structuring and Due Diligence Fee. This Agreement supersedes all other prior oral or written agreements agreed between the Investor and the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

The Company paid to the Investor a non-refundable structuring and due diligence fee of US$15,000 in connection with the proposed transaction pursuant to this Agreement. The fee is non-refundable even if no Advance should be closed or this Agreement should be terminated.

Section 15.03    Acknowledgement Regarding Investor’s Subscription of Shares. The Company acknowledges and agrees that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder. Any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s subscription of the Securities hereunder and the Investor has no liability whatsoever for the accuracy and suitability of such advice. The Company further acknowledges and agrees that the Investor is acting neither as an underwriter nor as a placement agent for the Company and that all trades of Shares made by the Investor are solely for the account of the Investor, but not for the account and not upon instruction (nicht im Auftrag) of the Company.

Section 15.04    Reporting Entity for the Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P., or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 15.05    Confidentiality. Save to the extent required by law or by the SIX Swiss Exchange (or its regulations) or any other regulatory authority, including any Advance Notice triggering an ad hoc disclosure obligation under Article 53 of the SIX Listing Rules (in which case the Company and the Investor shall be obligated to use their respective best endeavors to consult with each other as far as this is not unlawful), the Company and the Investor shall have the right to approve any press release or any other public statements before issue with respect to any aspect of the transactions contemplated hereby, provided, however, that the Investor shall without undue delay and within 24 hours after having been presented such press release or any other public statement either accept the wording of the company or in good faith reach an agreement with the Company on such wording and that the Company shall be entitled to, in its reasonable discretion, in any announcement under Article 53 of the SIX Listing Rules or its annual account to make reference to this agreement, the Minimum Acceptable Price, the number and volume of Advances made and the number of Shares issued hereunder and the methodology for draw-downs under this Agreement. The Investor acknowledges that the execution of this Agreement will and an Advance Notice may trigger an ad hoc press release requirement for the Company under applicable rules of the SIX Swiss Exchange, whereby the Company shall in each case, if it considers in its discretion an ad hoc press release necessary as a result of an Advance Notice, publish such ad hoc press release concurrently with the delivery of the Advance Notice. If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order or by any applicable legal provisions) and shall upon request promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished to it as a result of or in connection with this Agreement, save any different legal or regulatory provisions in this regard.

Section 15.06    Major Shareholder Disclosure. The Parties hereto shall, if legally required, submit such major shareholder disclosure reports as required by law and applicable regulations.

Section 15.07    Partial Invalidity. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, this shall not affect the validity and enforceability of the other provisions of this Agreement. In such case the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which reflect as closely as possible the commercial intention of the Parties associated with the invalid or unenforceable provision. The same shall apply in the event that the Agreement contains any gaps (Vertragslücken).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT 3.01 (a) (i)

Settlement Document

[YA II PN, Ltd.
c/o Maples Corporate Services Limited
P.O. Box 309
Ugland House
South Church Street
George Town
Cayman Islands]

WISeKey International Holding AG

Attn. [•]

General-Guisan-Strasse 6

6300 Zug, Switzerland

[Dated on the Advance Date]

Calculation of Subscription and/or Purchase Price and number of Securities

Dear Mr. [•],

Reference is made to the Standby Equity Distribution Agreement dated [insert date] 2018 (the “SEDA”) and your Advance Notice dated [insert date].

Capitalized terms shall have the meaning assigned to them in the SEDA, unless specifically defined herein.

You indicated a MAP in the Advance Notice of [insert MAP]. Or: You did not insert a MAP

The Pricing Period comprises the five Trading Days set forth below. The VWAP on each such day was as follows, evidenced by Bloomberg Screenshots attached hereto [insert VWAPs for each date, attach Bloomberg screenshots].

	Date	VWAP	Excluded Day?
1.	...a	CHF v	y/n
2.	...b	CHF w	y/n
3.	...c	CHF x	y/n
4.	...d	CHF y	y/n
5.	...e	CHF z	y/n

[Note: “Yes” on Excluded Day must be marked if the VWAP for the respective day is lower than the MAP as set out above (if any) or the VWAP was less than an amount that would result in the Purchase Price or Subscription Price being lower than the Nominal Value or no VWAP was reported for the given day.]

The Market Price is CHF [insert lowest VWAP from above except on Excluded Days].

1

The Subscription or Purchase Price is CHF [insert Market Price x 0.93]

9.       No event has arisen that would, with or without the passage of time, entitle the Investor to terminate the Agreement in accordance with Section 11.02 of the Agreement.

10.       We confirm that a resolution of the board of the Company authorizing the increase of the capital of the Company under exclusion of pre-emptive subscription rights to issue the Securities in accordance with the Advance Notice to the Investor will be passed.

11.       At the date of delivery of the Treasury Shares to be delivered to the Investor based on this Advance Notice, the Company will be the sole and unrestricted holder of such Treasury Shares and such Treasury Shares will be free of any third party rights.

12.       At the date of delivery of the Treasury Shares to be delivered to the Investor based on this Advance Notice, such Treasury Shares will be fully paid and be listed on the Principal Market.

Zug, dated [insert date]

By:		By:
	Name: [•]		Name: [•]
	Title: [•]		Title: [•]

2

Part II: Officers’ Certificate

The Company hereby certifies, with respect to the subscription of the Securities issuable in connection with this Advance Notice, to be delivered pursuant to the SEDA, the following as of the date hereof and continuing until the Acceptance Date undertakes to inform you promptly if between the date hereof and the Acceptance Date any of the certifications, representations, and warranties contained herein is or becomes inaccurate:

1.                  The Company has performed in all material respects all covenants and agreements to be performed by the Company and has complied in all material respects with all obligations and conditions contained in the SEDA on or prior to the Advance Notice Date, in particular those as set forth in Article 8 of the SEDA, and shall continue to perform in all material respects all covenants and agreements to be performed by the Company through the applicable Advance Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

2.                  The Company hereby represents, warrants and covenants that — unless the Investor has been informed otherwise in writing before the date hereof and has waived this representation and warranty − it has made all filings, notifications and publications required to be made by it pursuant to applicable Swiss securities laws and regulations, including stock exchange regulations of SIX, if any.

3.                  All of the Company’s representations and warranties given in Article V of the SEDA are accurate.

4.                  The Company is not (i) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it is bound, except for such defaults which do not have a Material Adverse Effect; (ii) in violation of any order of any court, arbitrator or governmental body, except for such violations which do not have a Material Adverse Effect or (iii) in violation of any statue, rule or regulation of any governmental or regulatory authority which could reasonably be expected to (individually or in the aggregate) (a) adversely affect the legality, validity or enforceability of the SEDA or (b) have a Material Adverse Effect.

6.                  No proceeding has been commenced or to the knowledge of the Company been threatened and no statute, rule, regulation, executive order, judgment, decree or injunction has been enacted or issued that may have the effect of prohibiting or adversely affecting the subscription, issue, transfer to the Investor and listing on the Principal Market of the Securities pursuant to the Advance Notice dated [insert date] as contemplated in the SEDA. Particularly and without limitation to the foregoing, no action to challenge or void (Anfechtungs- oder Nichtigkeitsklage) the resolutions regarding the authorized capital resolved upon at the Company’s general meeting of [May 31, 2017] is pending or has been threatened vis-à-vis the Company.

7.                  [The Treasury Shares are admitted to trading on the Principal Market.] The Company believes, in good faith, that listing and trading of the Shares on the Principal Market will continue uninterrupted for the foreseeable future. The Company has not received any notice by the SIX threatening the continued listing or free trading of the Shares on the Principal Market.

8.                  To the best of our belief, there is no obstacle that all Securities issuable pursuant to the Advance Notice will be listed (kotiert) on such Principal Market.

1

EXHIBIT 2.02 (a)

Advance Notice

[WISeKey International Holding AG letterhead]

To: YA II PN, Ltd.

Via: Email to Trading@YorkvilleAdvisors.com

Date:

Dear Sirs,

Re: Advance Notice pursuant to the Standby Equity Distribution Agreement dated [insert date] (the “SEDA”)

Capitalized terms not defined herein shall have the meaning defined in the SEDA.

The Capital Contribution Account is:

Bank:	[•]
BIC/Swift Code:	[•]
Account No.	[•]
IBAN:	[•]

The Specified Bank Account is:

Bank:	[•]
BIC/Swift Code:	[•]
Account No.	[•]
IBAN:	[•]

Part I Advance Notice

The Advance Amount requested is CHF _________________________.

Of this amount CHF _____________________ shall be allocated to New Shares.

Of this amount CHF __________________ shall be allocated to Treasury Shares.

[Note: the sum of both amounts must add up to the Advance Amount]

This Advance shall be subject to a Minimum Acceptable Price:

______Yes; the MAP shall be CHF [insert MAP].

______No (Tick as appropriate)

(Remainder of page left blank intentionally)

[Note: Please apply a page break also in the definitive Advance Notice to facilitate
Yorkville’s back office procedures]

1

List of Exhibits

Exhibit 2.02 (a) Form of Advance Notice

Exhibit 3.01 (a) (i) Settlement Document

Exhibit 3.01 (b) (i) Form of certificate of subscription

2

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Distribution Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY: WISeKey International Holding AG

By:	/s/ Carlos Moreira
Name: Carlos Moreira Title: Chairman of the board of directors

By:	/s/ Peter Ward
Name: Peter Ward Title: Member of the board of directors

INVESTOR: YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LP
Its:	General Partner

By:	/s/ David Gonzalez
Name: David Gonzalez Title: Member

3

EXHIBIT 3.01 (b) (i)

Certificate of Subscription

ZEICHNUNGSSCHEIN

Bezugnehmend auf die genehmigte Kapitalerhohung gemäss Beschluss der ordentlichen Generalversammlung der WISeKey International Holding AG vom [Datum] von CHF [Betrag] und dem Verwaltungsratsbeschluss vom [Datum] zeichnen wir hiermit:

Aktienanzahl:	[Anzahl]

Aktienart:	Namenaktien (Stammaictien)

Nennwert je Aktie:	CHF 0.05

Ausgabebetrag je Aktie:	CHF [Betrag].

Der Aktienzeichner verpflichtet sich bedingungslos, die dem gesamten Ausgabebetrag der von ihm gezeichneten Aktien entsprechende Einlage in bar zu leisten und den gesamten Ausgabebetrag aller der von ihm gezeichneten Aktien von total CHF [Betrag] bei der [Bank Ort], als dem Bundesgesetz Ober die Banken und Sparkassen unterstelltes Institut, zu hinterlegen.

Die Zeichnung wird unwirksam, wenn die Kapitalerhöhung fur die gezeichneten Aktien nicht spatestens am [20 Handelstage nach dern Datum des Kapitalerhöhungsbeschlusses] in das Handelsregister eingetragen wird.

Ort und Datum:	[Ort, Datum]

Name:	[Name]

Adresse:	[Adresse]

Unterschrift:

The number of shares to be issued is [Insert part of the Advance Amount allocated to New Shares divided by Subscription Price rounded down to a full share] and the number of shares to be sold to us is [Insert part of the Advance Amount allocated to Treasury Shares divided by Purchase Price rounded down to a All share].

The amount to be paid to you for the Advance is

Total Subscription Price:	CHF [multiply Subscription Price by number of shares that will be issued] for New Shares

Total Purchase Price:	CHF [multiply Purchase Price by number of shares that will be sold] for Treasury Shares to be sold to us.

Sum:	CHF [sum of Total Subscription Price and Total Purchase Price]

The Investor Share Account is as follows:

[insert data for Investor Share Account]

Yours sincerely,

[Signature]